Exhibit 4.65

CANWEST GLOBAL COMMUNICATIONS CORP. AND RELATED COMPANIES

RETIREMENT COMPENSATION ARRANGEMENT PLAN

AMENDED AND RESTATED EFFECTIVE AS OF APRIL 21, 2004

APPROVED ON BEHALF OF

CANWEST GLOBAL COMMUNICATIONS CORP.

Name John E. Maguire	Name Richard M. Leipsic

Chief Financial Officer	Vice President & General Counsel
Title	Title

NOTE TO READER

This Agreement was amended on April 21, 2004 to revise paragraph 3.4(a) of the RCA Plan, which formerly stated:

“(a)	If the Executive dies while still employed with the Company no benefits will be payable under this RCA Plan.”

ARTICLE 1

INTERPRETATION

1.1	Definitions

Unless a different meaning is expressly required by the context, in this Agreement, terms have the meanings ascribed to them below.

“Actuarial Equivalent” shall mean a benefit of equivalent value on the basis of assumptions determined by the Actuary.

“Actuary” shall mean Buck Consultants Limited or such other person or firm from time to time retained by the Company (or, following an event pursuant to Section 2.5 if it is necessary, retained by the Trustee) to provide actuarial services as may be required from time to time for the purposes of the Trust Fund or the Plan, who is (or, in the case of a firm, one of whose employees or members is) a Fellow of the Canadian Institute of Actuaries.

“Additional Pension” means, in respect of a particular Designated Executive, the “Additional Pension” as defined in the Additional Retirement Arrangement applicable to that particular Designated Executive as specified in Schedule C.

“Additional Pension Liabilities” means, in respect of a particular Designated Executive, those liabilities relating to the Additional Pension applicable to that particular Designated Executive.

“Additional Retirement Arrangements” shall mean, in respect of a particular Designated Executive, the arrangements as specified on Schedule C, as Additional Retirement Arrangements.

“Additional Secured Pension” means the Initial Unsecured Pension less the Unsecured Pension.

“Additional Secured Pension Liabilities” means those liabilities relating to the Additional Secured Pension.

“Asper Group” means (i) Israel Asper (“Asper”); (ii) his spouse; (iii) any lineal descendant of Asper (treating for this purpose, for greater certainty, any legally adopted descendant as a lineal descendant); (iv) the estate of any person listed in clauses (i) to (iii); (v) any trust primarily for one or more of the lineal descendants of Asper, spouses of such lineal descendants, Asper himself or any spouse or former spouse of Asper, provided that one or more of the persons listed in clauses (i) to (iii) retain dispositive control of such trust; and (vi) any and all corporations which are directly or indirectly controlled by any one or more of the foregoing; provided that for the purposes of this definition, (a) “control” of a corporation means the ownership of, or control or direction over, voting interests with more than 50% of the total voting power entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors of such corporation and the votes attached to such voting interests are sufficient, if exercised, to elect a majority of the board of directors of such corporation, and (b) “spouse” includes a person’s widow or widower.

“Basic Pension Benefit” shall mean the normal form of pension benefit, if any, payable to the Executive at the Executive’s retirement date under the Basic Pension Plan and funded by the Company, and shall include the amount of any portion of the pension benefit earned by the Executive which has been assigned to or is required to be held for the benefit of the Spouse or former Spouse of the Executive.

“Basic Pension Plan” shall mean the registered pension plan, if any, of which the Executive was a member prior to January 1, 2002 and/or will be a member after January 1, 2002 as indicated on the attached Schedule A, as amended by the Company from time to time, and shall include any successor or substitute plan or plans of the Company.

“CanWest” means CanWest Global Communications Corp.

“Change of Control” means, in relation to any Company, (i) the Asper Group ceases to beneficially own, directly or indirectly, at least 25% of the votes attached to the Company’s securities entitled to vote for the election of the Board of Directors; (ii) any Person or related group of persons (other than the Asper Group or any member thereof) shall at any time be, directly or indirectly, the beneficial owner of a greater percentage of the votes attached to the securities entitled to vote for the election of the Board of Directors than the votes attached to the securities entitled to vote for the election of the Board of Directors beneficially owned, directly or indirectly, by the Asper Group; (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Company’s property and assets; (iv) the Company’s shareholders approve any plan or proposal for the liquidation or dissolution of the Company; or (v) any person shall cause, as a result of any proxy solicitation made otherwise than by or on behalf of management, Continuing Directors to cease to be a majority of the Board of Directors (where “Continuing Directors” are (x) members of the original Board of Directors or (y) members appointed or whose nomination is approved by a majority of the Continuing Directors or nominated at a time that the Continuing Directors form a majority of the Board of Directors).

“Company” shall mean CanWest Global Communications Corp. and any Participating Employer. Reference in the Plan to any action to be taken, consent, approval or opinion to be given or decision to be made, shall refer to CanWest Global Communications Corp. acting through its Board of Directors or any person or persons authorized by the Board of Directors for purposes of the Plan. Any reference herein to the Board of Directors shall mean the Board of Directors of CanWest Global Communications Corp and references to Company in the definition of Change of Control are references to CanWest Global Communications Corp.

“Confirmed Event of Default” shall have the meaning ascribed to it in the RCA Trust Agreement.

“Continuous Service” shall mean the period in completed years and months of the Executive’s continuous full-time employment with the Company from the RCA

Continuous Service date for that Executive as designated on Schedule A, to the date of retirement, termination of employment, death, or termination of the Plan. Continuous service includes any period of time for which an Executive receives benefits under the Company’s Long Term Disability Plan. It also includes any period of time for which the Executive is still employed by the Company but temporarily away from work due to maternity or Company-approved paid leave of absence.

“Contributions” shall mean the amounts paid by the Company to the RCA Trust in each Year pursuant to the terms of the RCA Trust Agreement, including the amount of the refundable tax eligible under the Income Tax Act calculated by reference to that contribution.

“Designated Additional Pension Amount” means all, or that portion, if applicable, of the Additional Pension which is specified in a Request for Immediate Security of Pension Notice to be immediately considered as a pension payable under the RCA Plan.

“Designated Additional Pension Amount Liabilities” means the liabilities relating to the Designated Additional Pension Amount.

“Designated Executive” means the person listed in Schedule C as a Designated Executive.

“Early Retirement Date”, for purposes of this RCA Plan, shall mean the first day of any month coincident with or next following the Executive’s 50th birthday, but not after his/her 62nd birthday which, at the Executive’s option, he/she begins to receive Supplementary Benefits.

“Earnings” shall mean all basic remuneration paid by the Company to the Executive for work done or services performed in a Fiscal Year, including incentive bonuses (pursuant to a plan) paid in respect of that Fiscal Year, but not including the value of any benefits, special “one-time” bonuses, overtime pay, automobile allowances, entertainment allowances or other like allowances or unusual payments, all as determined by the Company acting reasonably. Where the Executive is in receipt of benefits under the Company’s Long-Term Disability Plan, Earnings shall be calculated at the basic annual salary rate applicable to the Executive immediately prior to commencement of Long-Term Disability benefits plus the average of the best three consecutive annual incentive bonuses the Executive received in the 10 years immediately prior to his commencement of Long-Term Disability benefits. For purposes of this RCA Plan, Earnings for any one Fiscal Year shall not exceed $500,000, or as modified by the Company from time to time. Notwithstanding the above, if any of the Executive’s remuneration is paid in a foreign currency, for purposes of establishing the Earnings base for calculation of benefits under this RCA Plan, the Company shall, in its sole discretion, determine the remuneration in Canadian currency applicable for a position in Canada comparable to the position held by that Executive and such remuneration in Canadian currency shall be deemed to form part of such Executive’s remuneration in place of the remuneration received in foreign currency.

“Effective Date” shall mean January 1, 2002.

“Event of Default” shall have the meaning ascribed to it in the RCA Trust Agreement.

“Executive” shall mean any Senior Executive, Other Executive or Manager Executive, as determined by the Company and as shown in the attached Schedule A or as designated by the Company from time to time. Such designations as Senior Executive, Other Executive and Manager Executive will become effective on the first day of January following the date of designation, unless indicated to the contrary in the designation.

“Final Average Earnings” shall mean the average of the Executive’s Earnings for the best three consecutive Fiscal Years during which the Executive’s Earnings were the highest out of the last 10 Fiscal Years immediately preceding the date on which the Executive retires or terminates, whichever is earlier.

“Fiscal Year” shall mean the 12-month period from September 1 of a calendar year to August 31 of the following calendar year.

“Income Tax Act” shall mean the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

“Initial Unsecured Pension” means, in respect of a particular Designated Executive, the Additional Pension determined as at the date the Letter of Credit is first renewed after the date of the Additional Retirement Arrangements in respect of that Designated Executive.

“Letter of Credit” shall have the meaning ascribed to it in the RCA Trust Agreement.

“Long-Term Disability Plan” shall mean, for the purposes of this RCA Plan, the Long-Term Disability Plans, if any, sponsored by the Company from time to time.

“Manager Executive” shall mean any executive of the Company designated by the Company from time to time as a Manager Executive for the purposes of this RCA Plan.

“Normal Retirement Date”, for purposes of this RCA Plan, shall mean the first day of the month coincident with or next following the Executive’s 62nd birthday, or such later date as agreed between the Company and the Executive.

“Other Executive” shall mean any executive of the Company designated by the Company from time to time as an Other Executive for the purposes of this RCA Plan.

“Participating Employer” means any subsidiary, associated, predecessor and successor companies as may be designated by CanWest Global Communications Corp. from time to time as designated on Schedule B.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

“Qualifying Bank” shall mean a Schedule I Bank under the Bank Act (Canada).

“RCA Plan” shall mean this CanWest Global Communication Corp. and Related Companies Retirement Compensation Arrangement Plan (2003), as the same may be amended from time to time.

“RCA Trust” shall mean the Retirement Compensation Arrangement Plan Trust established in relation to the RCA Plan.

“RCA Trust Agreement” shall mean the agreement establishing the RCA Trust, as the same may be amended from time to time.

“RCA Trustee” shall mean the trust company or any successor RCA Trustee appointed pursuant to the RCA Trust Agreement.

“Renewal Date” shall have the meaning ascribed to that term in the RCA Trust Agreement.

“Request for Immediate Security of Pension Notice” means a notice from a Designated Executive or the Designated Executive’s spouse, if applicable, directed to CanWest requiring that all or a portion of the Additional Pension that should be immediately considered as a pension payable under and a liability under the RCA Plan.

“Senior Executive” shall mean any executive of the Company designated by the Company from time to time as a Senior Executive for the purposes of this RCA Plan.

“Spouse” shall have the same meaning as defined in the Income Tax Act.

“Supplementary Benefits” shall mean the pension benefits determined in accordance with Section 3.

“Unsecured Pension” means the portion of the Initial Unsecured Pension, as specified in the Waiver Notice, to be considered as a pension payable under the Additional Retirement Arrangements, and not a pension payable under or a liability under this RCA Plan.

“Voting Security” shall mean any security carrying the right to vote for the election of directors of a body corporate either under all circumstances or under some circumstances, one or more of which has occurred and is continuing.

“Waiver Notice” means a notice from a Designated Executive or the Designated Executive’s spouse, if applicable, directed to CanWest specifying the portion of the Initial Unsecured Pension to be considered as a pension payable under the Additional Retirement Arrangements, and not a pension payable under or a liability under this RCA Plan.

Words importing the singular shall include the plural and vice versa and words importing the masculine gender shall extend to and include the feminine gender and/or body corporate, unless the context in which a particular word is used clearly requires otherwise.

All other terms that are defined in Section 1.1 of the RCA Trust Agreement and which appear in this RCA Plan as capitalized terms, have the same meanings ascribed to them in such RCA Trust Agreement.

1.2	Governing Law

This RCA Plan shall be governed by and interpreted in accordance with the laws of the Province of Manitoba and the laws of Canada applicable therein and the courts of the Province of Manitoba shall be the sole and proper forum with respect to any suits brought with respect to this RCA Plan.

1.3	Records

Wherever the records of the Company are used for the purposes of this RCA Plan, such records shall be conclusive of the facts for which they are recommended.

1.4	Prior Plans

This RCA Plan supersedes and replaces all prior plans (except, for greater certainty, any individual pension plans existing at the Effective Date in relation to any Executive) in connection with the subject matter hereof. Effective January 1, 2002, a Senior Executive will no longer participate in the Basic Pension Plan, if any, applicable to that Senior Executive and the provision of the Supplementary Benefits outlined in this RCA Plan is intended to be in fulfilment of the obligations and undertakings made and given to the Senior Executive, if any, in connection with his/her pension entitlement.

Furthermore, for greater certainty, effective January 1, 2002, the Other Executives and Manager Executives will participate in the Basic Pension Plan whether or not they were participants prior to January 1, 2002.

1.5	Interpretation of RCA Plan

Questions requiring the interpretation of this RCA Plan may arise from time to time, and the Company, in consultation with the Actuary, shall have the right to interpret in a manner consistent with the efficient administration of the RCA Plan, and such interpretation fairly, reasonably and equitably applied to the Executives of the Company, shall be final and conclusive.

1.6	Effect of RCA Plan

Nothing herein shall constitute an agreement or undertaking by the Executive to remain in the employ of the Company for any specific period of time, nor an agreement or undertaking by the Company to employ the Executive for any specific period of time.

1.7	Effective Date of Plan

The Supplementary Benefits described in this RCA Plan apply to any Executive who retires, dies, or otherwise terminates employment on or after the Effective Date.

ARTICLE 2

CREATION AND PURPOSE OF THE RCA PLAN

2.1	Purpose of the RCA Plan

The purpose of the RCA Plan is to provide the Executive with Supplementary Benefits on retirement, resignation or termination by the Company prior to retirement in a manner that, as closely as possible on an after-tax basis, ensures that the Executive will receive Supplementary Benefits as if such Supplementary Benefits were provided directly from a registered pension plan.

2.2	The Purpose of and Funding of the RCA Trust

The purpose of the RCA Trust is to provide security for payment by the Company of the Supplementary Benefits and, in certain circumstances, of benefits under the Additional Retirement Arrangements in order of priority as set out in the RCA Trust. Such security shall be provided through Letters of Credit as contemplated under the RCA Trust Agreement and in this regard, the Company shall:

(a)	Make all payments of fees, disbursements and expenses as contemplated by the RCA Trust Agreement and shall take all steps necessary, including providing such guarantees or other assurances as may be required and shall make a Contribution to the RCA Trust sufficient to enable the RCA Trustee to purchase the initial Letter of Credit as provided in the RCA Trust Agreement.

(b)	Annually on or before each successive Renewal Date, the Company shall again make all payments of fees, disbursements and expenses as contemplated by the RCA Trust Agreement and take all steps necessary, including providing such guarantees or other assurances as may be required and shall make a Contribution sufficient to enable the RCA Trustee to purchase a renewal or replacement Letter of Credit as provided for in the RCA Trust Agreement.

2.3	Letter of Credit

The Company shall:

(a)	Make arrangements enabling the Trustee to obtain an initial Letter of Credit as provided for in the RCA Trust Agreement.

(b)	Prior to the Renewal Date of the initial Letter of Credit, and thereafter prior to the Renewal Date of each succeeding Letter of Credit, make arrangements enabling the Trustee to renew or replace the Letter of Credit as provided for in the RCA Trust Agreement.

2.4	RCA Plan Entitlement

The RCA Trustee may be obliged to reclaim part or all of the Refundable Tax in order to make any required disbursements to the Executive or any other person entitled to a benefit from this RCA Plan. The full amount of the interim or final disbursement may therefore be delayed until such time as the RCA Trustee has received certain Refundable Tax from the Government of Canada.

ARTICLE 3

RCA PLAN ENTITLEMENT

3.1	Normal Retirement Benefit

Commencing 30 days after retirement on or after the Executive’s Normal Retirement Date, the Executive shall be entitled to receive Supplementary Benefits under this RCA Plan, in the Normal Form as described in Section 3.6 below. The annual amount of such Supplementary Benefits shall be determined as the excess of (a) over (b) where:

(a)	is 2.25% for Senior Executives (2.0% for Other Executives and 1.75% for Manager Executives) of the Executive’s Final Average Earnings multiplied by the Executive’s Continuous Service; and

(b)	is the annual amount of actual pension benefit, if any, payable to the Executive, under the Basic Pension Plan as at the date of his or her retirement provided that, if the normal form of pension under the Basic Pension Plan is different than the Normal Form for the RCA Plan as outlined in Section 3.6 herein, the amount of the actual pension benefit payable under the Basic Pension Plan shall be converted to the Normal Form outlined in Section 3.6, on an Actuarial Equivalent basis, for purposes of determining this offset benefit.

For an Executive who is a Manager Executive or Other Executive at one point in his/her career and subsequently becomes a higher-level Executive, the benefit formula above for the higher-level Executives will apply in respect of the entire period of the Executive’s Continuous Service.

3.2	Early Retirement Benefit

If the Executive retires on an Early Retirement Date, he/she shall, commencing 30 days after such Early Retirement Date, be entitled to receive an annual pension equal to the Supplementary Benefits determined in accordance with Section 3.1, reduced by ½% for each month that his/her Early Retirement Date precedes the date of his/her attainment of age 62. This benefit will be based on his/her Final Average Earnings and Continuous Service up to his/her Early Retirement Date. The amount of the reduction may be reduced (i.e. producing a greater pension) as determined by the Company in its sole discretion.

3.3	Disability Benefit

If the Executive is eligible to receive payment of long term disability benefits under the Company’s Long-Term Disability Plan, notwithstanding any termination of the Executive’s employment with the Company as a result of his disability, the Executive shall be deemed to continue to accrue Continuous Service for the purpose of this RCA Plan until the Executive ceases to be eligible to receive payment of such long-term disability benefits, at which time, if the Executive does not return to work, the Executive shall be entitled to receive Supplementary Benefits determined in accordance with

Section 3.1 or 3.2, as the case may be, based on his Continuous Service and Final Average Earnings up to the date that his long-term disability payments cease.

3.4	Death Before Retirement

(a)	If the Executive dies while still employed with the Company, then:

(A)	if the Executive has not completed at least 5 years of Continuous Service, no benefits will be payable under this RCA Plan.

(B)	if the Executive has completed at least 5 years of Continuous Service, the estate of the Executive shall be entitled to receive a lump sum payment equal to the actuarial liability for the Supplementary Benefits which the Executive would have been entitled to receive if he or she had lived to his/her Normal Retirement Date, based on the Executive’s Final Average Earnings and Continuous Service at his/her date of death. The amount of such lump sum payment will be determined by the Company on the advice of the Actuary.

(b)	If the Executive dies on or after the date he/she terminates employment with the Company and the Executive has not received any payment of Supplementary Benefits or any lump sum payment in lieu of Supplementary Benefits, then:

(A)	if the date of termination of employment occurred prior to the Executive’s earliest possible Early Retirement Date, the estate of the Executive shall be entitled to receive a lump sum payment equal to the actuarial liability for the Supplementary Benefits which the Executive would have been entitled to receive if he or she had lived to his/her Normal Retirement Date. The amount of such lump sum payment will be determined by the Company on the advice of the Actuary.

(B)	if the date of termination of employment occurred on or after the Executive’s earliest possible Early Retirement Date, the estate of the Executive shall be entitled to receive a lump sum payment equal to the actuarial liability for the Supplementary Benefits which the Executive would have been entitled to receive if he or she had commenced to receive his/her Supplementary Benefits on the day of his/her death, calculated in accordance with Section 3.2. The amount of such lump sum payment will be determined by the Company on the advice of the Actuary and the Actuary shall include in the determination of the lump sum amount an appropriate allowance for the lesser of (i) the taxes that would have been payable by the Executive had he or she received such lump sum payment on the date of his or her death; and (ii) the taxes payable by the Executive’s estate in respect of such lump sum payment.

3.5	Death After Retirement

If the Executive dies after commencement of his/her Supplementary Benefits, a death benefit shall be paid, if required, in accordance with the form of benefit elected by the Executive for the payment of the Supplementary Benefits.

3.6	Normal Form of Supplementary Benefits

The pension payable in accordance with Section 3.1 or 3.2, as the case may be, shall be paid monthly (1/12th of the annual pension) in the form of a lifetime pension, ceasing upon the Executive’s death.

3.7	Optional Forms of Payment of Supplementary Benefits

In lieu of the pension payable under the Normal Form as described in Section 3.6 above, the Executive may, by giving written notice to the Company at least 6 months prior to commencement of the payment of the Supplementary Benefits, elect to have the Supplementary Benefits paid in one of the optional forms as follows:

(i)	Life Annuity Guaranteed

The Supplementary Benefit shall be paid in monthly installments with the first installment falling due on the Executive’s retirement date and the last installment falling due on the monthly due date immediately preceding the Executive’s death, provided however, that if the Executive should die before receiving a total of (60, 120, 180, or 240, whichever is elected) monthly installments, his/her designated beneficiary, or his/her estate if no beneficiary has been designated, will continue to receive monthly installments until the balance of the (60, 120, 180, or 240, whichever is elected) monthly installments has been received.

(ii)	Joint and Survivor Annuity

The pension shall be paid in monthly installments throughout the Executive’s retired lifetime and should he/she be survived by his/her spouse, monthly installments of the same (or reduced, as elected) amount shall be payable to such spouse for his/her remaining lifetime.

(iii)	Other Options

The Company, at its sole discretion, may approve such other options as may be elected by an Executive.

Under each Optional form, the amount of benefit payable shall be determined as the Actuarial Equivalent of the Supplementary Benefit that would be payable under the Normal Form described in Section 3.6 above.

3.8	Termination of Employment

If:

(a)	the Executive voluntarily terminates employment prior to his/her Normal Retirement Date; or

(b)	the Executive is terminated from his employment prior to his/her Normal Retirement Date, whether with or without cause:

then, in each such case, provided the Executive has completed at least 5 years of Continuous Service, he shall 30 days after the date he terminated employment, be entitled to receive Supplementary Benefits commencing 30 days after his Normal Retirement Date calculated in accordance with Section 3.1, based on his Final Average Earnings and Continuous Service to the date of termination. At the sole discretion of the Company, where an Executive terminates employment prior to his/her Early Retirement Date, or where the Executive terminates employment on or after his/her Early Retirement Date and does not retire under section 3.2, the Company may offer to the Executive the option to elect to receive his/her Supplementary Benefits on a date between his/her Early Retirement Date and his/her Normal Retirement Date, with such Supplementary Benefits calculated in accordance with Section 3.2.

3.9	Payment Options

At the sole discretion of the Company, in lieu of a pension payable in accordance with Section 3.1, 3.2, or 3.8 as the case may be, the Company may, upon the Executive’s retirement or termination of employment, offer to the Executive the option to make an irrevocable decision, prior to the date the Executive becomes entitled to receive the Supplemental Benefits, to receive a lump sum payment equal to the actuarial liability for the Supplementary Benefits as a full discharge of the obligation to provide the Supplementary Benefits. Such payment option shall be based on the Executive’s Final Average Earnings and Continuous Service at his/her date of retirement or termination as the case may be. The amount of the lump sum payment will be determined by the Company on the advice of the Actuary.

In the case of an Executive who terminates employment after reaching his/her Early Retirement Date, the Actuary shall include in the determination of the lump sum amount an appropriate allowance for the tax impact on the Executive of receiving an immediate lump sum payment instead of the monthly Supplementary Benefits.

If the Executive terminates employment before reaching his/her Early Retirement Date, the Actuary shall not include any allowance for the tax impact on the Executive of receiving an immediate lump sum payment instead of the monthly Supplementary Benefits unless the Company, in its sole discretion, directs the Actuary to do so.

Where an Executive is given the option to receive a lump sum payment it shall be the responsibility of such Executive to obtain independent legal, financial and tax advice in relation to the legal, financial and tax implications of electing or not electing to receive such lump sum payment.

3.10	No Benefits Payable if less than 5 years’ Continuous Service

Notwithstanding anything stated above in this Section 3, but subject to Section 3.11 and 4.2 below, no benefits will be payable under this RCA Plan unless the Executive has completed at least 5 years of Continuous Service at the date of termination or retirement.

3.11	Change of Control

Notwithstanding any other provision of this RCA Plan, if a Change of Control occurs, then if, at any time subsequent to the Change of Control, the Executive either retires or voluntarily terminates employment prior to retirement or the Executive is terminated by the Company from his employment prior to his retirement, whether with or without cause, the Executive shall, 30 days after such termination, be entitled to receive Supplementary Benefits payable 30 days after his Normal Retirement Date calculated in accordance with Section 3.1, whether or not the Executive has 5 years of Continuous Service at the date of termination or retirement.

3.12	Optional Forms of Payment of Supplementary Benefits on Change of Control

Notwithstanding any other provision of this RCA Plan, if a Change of Control occurs, then in lieu of the pension payable in accordance with section 3.1, 3.2 or 3.8 as the case may be, the Executive may, by giving written notice to the Company within 30 days of the date of his/her retirement or termination of employment, whether the Executive voluntarily terminates employment or the Executive is terminated by the Company from his employment, whether with or without cause, irrevocably elect that the Supplementary Benefits payable under this RCA Plan be paid as a lump sum payment equal to the actuarial liability for the Supplementary Benefits. Such lump sum amount shall be determined by the Actuary and shall include an appropriate allowance for the tax impact on the Executive of receiving an immediate lump sum payment instead of the monthly Supplementary Benefits. Such lump sum payment shall be made, not less than 30 days following the later of (i) the date of the Executive’s retirement from the Company, or the date of the termination of the Executive’s employment from the Company, as the case may be and (ii) the date the Company receives the Executive’s written notice electing to receive a lump sum payment.

Where an Executive is given the option to receive a lump sum payment it shall be the responsibility of such Executive to obtain independent legal, financial and tax advice in relation to the legal, financial and tax implications of electing or not electing to receive such lump sum payment.

3.13	Additional Pension

(a)	Subject to Section 3.13(b) and Section 3.13(c) and Section 3.13(d) and Section 3.13(e), the Additional Pension in respect of any Designated Executive shall be deemed to be a pension payable under this RCA Plan.

(b)

If the Designated Executive provides to CanWest Global Communications Corp. a Waiver Notice then, subject to Section 3.13(d) and Section 3.13(e), such portion of the Additional Pension as may have been specified in the Waiver Notice shall be deemed to be a pension payable under and a liability under the Additional Retirement Arrangements and shall not be a pension payable under or a liability under this RCA Plan.

(c)	If the Designated Executive has elected a form of pension under Section 3.7, which involves the payment of a surviving pension to the Designated Executive’s spouse on the Designated Executive’s death, and if, after the death of the Designated Executive, the Designated Executive’s spouse who is entitled to payments under the joint and survivor annuity provides to CanWest Global Communications Corp. a Waiver Notice then, subject to Section 3.13(d), such portion of the Additional Pension as specified in the Waiver Notice shall be deemed to be a pension payable under and a liability under the Additional Retirement Arrangements and shall not be a pension payable under or a liability under this RCA Plan.

(d)	Any Waiver Notice shall only be effective for the period from the date of the Waiver Notice until the beginning of the day immediately following the thirteenth (13th) month following the Renewal Date (as defined in the RCA Trust Agreement) which first occurs after the date of the Waiver Notice (which immediately following day is referred to as the “Automatic Lapse of Notice Date”), provided that if a Confirmed Event of Default has occurred prior to the Automatic Lapse of Notice Date, such Waiver Notice shall continue to be effective after the Automatic Lapse of Notice Date, unless and until the face amount of the Letter of Credit includes an amount equal to the Additional Secured Pension Liabilities, in which case such Waiver Notice shall be deemed to have expired upon the date the face amount of the Letter of Credit includes an amount equal to the Additional Secured Pension Liabilities. For greater certainty, if the Designated Executive dies after the date of the Waiver Notice, the Waiver Notice shall continue to be effective in accordance with this section, notwithstanding the death of the Designated Executive.

(e)	At any time a Designated Executive or, after the Designated Executive’s death, if the Designated Executive elected a form of pension under Section 3.7 which involves the payment of a surviving pension to the Designated Executive’s spouse, the spouse of the Designated Executive, may give to CanWest Global Communications Corp. a Request for Immediate Security of Pension Notice, or may revoke and replace a Request for Immediate Security of Pension Notice, and when, and only when, the face amount of the Letter of Credit is increased by the Increase Pension Security Amount Liabilities, the Increase Pension Security Amount shall, notwithstanding the existence of a Waiver Notice, be deemed to be a pension payable under the RCA Plan. For greater certainty, if the Designated Executive dies after a Request for Immediate Security of Pension Notice is given to CanWest Global Communications Corp., the Request for Immediate Security of Pension Notice shall continue to be effective in accordance with this section, notwithstanding the death of the Designated Executive, unless waived by the Designated Executive’s spouse.

ARTICLE 4

GENERAL

4.1	Amendment

(a)	Subject to (b) and (c) below, the Company reserves the right to amend this RCA Plan in whole or in part, at any time provided that it obtains the written consent of any Executive whose accrued benefits would be adversely affected by the amendment. Such amendments may be effected by resolution of the Board of Directors or, in relation to Schedule “A” by resolution of the Board of Directors or by instrument in writing executed by such senior officers of the Company who have been given authority to amend Schedule “A”.

(b)	The Company, on written notice to the Executives, may amend this RCA Plan as a result of a change in income tax or other applicable legislation, or interpretation thereof, and such amendment may take place as of the same effective date as the change in legislation, or interpretation thereof. Such amendment will not require the consent of any Executive so long as such amendment does not have any material adverse effect on the Supplementary Benefits to be provided to the Executive hereunder and accrued to the date such amendment is made or on the security arrangements made to assure the payment of the said Supplementary Benefits.

(c)	Notwithstanding anything to the contrary herein, the Company may not amend the definition of “Change of Control”, “Supplementary Benefits” or “Voting Security”, Sections 2.1, 2.2 or 2.3, Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.7, 3.11, or 3.12 or this section 4.1 of this RCA Plan, or Schedule C to this RCA Plan, or such other provisions of this RCA Plan as might directly or indirectly adversely affect the Supplementary Benefits to be provided to the Executive hereunder and accrued to the date such amendment is made or on the security arrangements made to assure the payment of the said Supplementary Benefits on a Change of Control without the written consent of the Executives who would be adversely affected by such amendment.

4.2	Termination of RCA Plan

This RCA Plan may be terminated at any time by the Company, subject to the Company maintaining arrangements to adequately secure the Supplementary Benefits accrued to date of termination of the RCA Plan, whether by a Letter of Credit or otherwise, provided such arrangements are acceptable to the Executive, acting reasonably.

Where a Confirmed Event of Default has occurred, which has resulted in the Trustee making a full demand under the Letter of Credit, the RCA Plan shall be deemed to be terminated on the date such demand is made and the Executive shall be deemed to have terminated employment or retired on the date of the termination of the RCA Plan and a lump sum payment shall be made to each Executive equal to the actuarial liability for

Supplementary Benefits payable in accordance with Section 3.1, 3.2, or 3.8 as the case may be. The amount of such lump sum payment shall be as determined by the Actuary and the Actuary shall include an appropriate allowance for the tax impact on the Executive of receiving an immediate lump sum payment instead of the monthly Supplementary Benefits. Such lump sum payment will represent a full discharge of the Company’s obligations to the Executive under this RCA Plan.

Where an Executive is given the option to receive a lump sum payment it shall be the responsibility of such Executive to obtain independent legal, financial and tax advice in relation to the legal, financial and tax implications of electing or not electing to receive such lump sum payment.

Where this RCA Plan is terminated as contemplated by this section 4.2, each Executive shall be fully vested in his or her benefits under this RCA Plan as of the date of the termination of the RCA Plan, irrespective of whether or not the Executive has completed 5 years of Continuous Service at the date of the termination of the RCA Plan.

For greater certainty, after all of the obligations of the RCA Plan have been satisfied, the Company shall be entitled to any amounts remaining in the RCA Trust and the RCA Trustee shall remit to the Company for its absolute use and benefit, the balance of the RCA Trust.

4.3	Information to be Provided Before Benefits Paid

Payment of the Supplementary Benefits or other benefits from this RCA Plan shall not be made until the person entitled to the payment delivers to the Company or the RCA Trustee, as applicable, reasonable proof or evidence of the facts necessary to calculate the Supplementary Benefits or other benefits.

4.4	Interest Not Transferable or Assignable

Except with respect to withholding tax or as otherwise required by Section 4.6 of this RCA Plan, all benefits and entitlements provided hereunder are for the use and benefit of the Executive and are not capable of being assigned, sold, transferred, pledged, hypothecated, given as security or otherwise alienated or encumbered during the lifetime of the Executive, and shall not be subject to attachment, garnishment, set-off, deduction, execution or seizure by or on behalf of the creditors of the person entitled to payment hereunder. For greater certainty, the Company shall not, as a result of this RCA Plan, be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to a payment hereunder.

4.5	Incompetence

If, in the opinion of the Company, any person receiving or entitled to receive a benefit under this Agreement is, as a result of physical or mental infirmity, incapable of managing his affairs, and no guardian, committee or other representative of the estate of such a person has been duly appointed by a court of competent jurisdiction, the Company may, on the advice of competent legal counsel, authorize any payment to which the person is entitled, to be made to his Spouse, child or other person on his behalf or to a court of competent jurisdiction and such payment shall be a complete discharge of the obligation under this Agreement to make such payment. The reasonable expenses incurred by the Company in order to effect payment shall be paid by the Company.

4.6	Payments Subject to Tax Withholding, Set-Offs, Etc.

The Company may require a retention by way of deduction or set-off out of any amount that may be or is payable under this Agreement if:

(a)	a statute so provides; or

(b)	a court order so requires.

The amount to be set-off or deducted shall not exceed the amount of the indebtedness plus interest or the amount specified in the statute or court order.

4.7	Severability

If any provision of this RCA Plan is ever held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this RCA Plan, and this RCA Plan shall be construed and enforced as if such illegal or invalid provision had never formed part hereof.

4.8	No Enlargement of Employment Right

Nothing in this RCA Plan shall be construed to give to the Executive or to any person claiming through the Executive any right, title or interest in or to any assets, profits, earnings, or property of the Company except as specifically provided herein. This RCA Plan does not enlarge any rights which the Executive may have as an employee apart from this RCA Plan. If this RCA Plan is terminated in whole or in part, or any provision of benefits under this RCA Plan is merged or consolidated with the provision of benefits under any other plan, or if the employment of the Executive is terminated or if his employment status changes, the Executive shall have only such rights as are specifically defined and provided for in this RCA Plan, subject to any statutory requirements which may apply to this RCA Plan at any time.

4.9	Termination of Employment

Nothing herein contained shall prevent the Company from terminating the Executive’s employment with the Company at any time with or without cause.

4.10	Notice

Any notice or other communication required or permitted hereunder shall be in writing and shall be effectively given if delivered personally, sent by registered mail, postage prepaid, or by facsimile or other means of electronic communication (if, in the case of the Executive, a facsimile number has been provided) addressed:

(a)	If to the Executive, to:

His/her current home address as indicated in the Company’s records

(b)	If to the Company, to:

CanWest Global Communications Corp.

31st Floor TD Centre

201 Portage Avenue

Winnipeg, Manitoba

R3B 3L7

Attention: Mr. John Maguire, Vice President, Finance and CFO

Facsimile: (204) 947-9841

As of August 11, 2003

CANWEST GLOBAL COMMUNICATIONS CORP. AND RELATED COMPANIES

RETIREMENT COMPENSATION ARRANGEMENT PLAN

SCHEDULE A

Senior Executives	Basic Pension Plan(s)	RCA Continuous Service Commencement Date

(Tier 1)
Asper, Gail		April 1, 1989
Asper, Israel		January 1, 1977
Asper, Leonard		February 1, 1994
Burgis, John (note 1)	Global *	August 1, 1981
Camilleri, Rick		July 1, 2002
Hoover, Doug		January 1, 1983
Maguire, John		September 1, 1990
Noble, Gerry	Retirement Plan for Management & Non- Bargaining Unit Employees of CanWest Television Inc.	April 29, 1985
Strike, Tom		August 1, 1986
Tomik, Jack (note 1)		September 29, 1980

*	Global Communications Limited Employees’ Pension Plan

Note 1: For these employees, participation in a “Basic Pension Plan”, if any, ceased effective December 31, 2001.

As of August 11, 2003

Schedule A (Cont’d)

Other Executives	Basic Pension Plan (s)	RCA Continuous Service Commencement Date

(Tier 2)
Allnut, Allan	CanWest for Former Thomson Employees	January 1, 2003
Bonar, Doug	Global *	April 21, 1975
Elliott, Geoff	Global *	December 12, 1999
Ethans, Harry	Global *	February 1, 2002
Gaynor, Dan	CanWest Publications	January 1, 2003
Goldstein, Ken	Global *	September 1, 2001
Hetherington, Rick	Global *	August 31, 1992
Johnson, Ken	Global *	March 27, 1980
Johnson, Cam	Global *	May 1, 1974
Leipsic, Richard	Global *	January 4, 1999
Miller, Kim	Global *	January 1 , 2002
Smith, Larry	CanWest Publications	February 12, 2002
Wicks, Clyde	CanWest Publications	January 1, 2003

*	Global Communications Limited Employees’ Pension Plan

2

As of August 11, 2003

Schedule A (Cont’d)

Manager Executives	Basic Pension Plan(s)	RCA Continuous Service Commencement Date

(Tier 3)
Bell, Charlotte	Global *	January 1, 1997
Clark, Ron	CanWest Publications	January 1, 2003
Culligan, John	Global *	June 21, 1999
Cunningham, Sue	Global *	October 11, 1994
Desloges, Pierre	Global *	March 5, 2001
Eger, Doug	Global *	March 26, 2001
Harrod, Pamela	Global *	November 15, 1999
Hassenrueck, Wally	Global *	February 19, 2001
Ivers, Adam	Global *	January 17, 2001
Fletcher, Celese	Global *	August 13, 1979
Leslie, Bruce	Global *	November 1, 1998
Lock, Marlene	Global *	September 13, 2000
Maavara, Gary	Global *	September 1, 1999
MacDonald, Ken	Global *	May 9, 1994
Martin, Andrew	CanWest Publications	January 1, 2003
Mawhinney, Loren	Global *	April 16, 1985
McLean, Greg	Reginal Leader Post	January 1, 2003
Munro, Lynn	National Post	January 1, 2002
Murdoch, Davis	Global *	June 1, 2001
Scott, Ken (Note 2)	Global *	April 22, 1987
Swail, David	National Post	January 1, 2003
Whyte, Ken	National Post	April 1, 2002

*	Global Communications Limited Employees’ Pension Plan

Note 2:	Ken Scott also has a pension benefit accrued related to a previous period of participation in the Global Communications Limited Employees’ Pension Plan from August 1, 1987 to February 27, 1998. This pension amount will also be taken into account in determining his total pension from all sources.

Name Changed: Celese Ivey changed to Celese Fletcher

Removed: Bruce MacCormack

3

Schedule B

List Participating Employers

Name of Participating Employer

CanWest Media Inc

Global Television Network Inc.

CanWest Global Broadcasting Inc.

CanWest Media Sales Limited

Canwest Direction Ltd.

2846551 Canada Inc.

Global Communications Limited

CanWest Publications Inc.

Schedule C

Designated Executive	Additional Retirement Arrangements

Israel Asper	Pension Agreement dated August 11, 2003 between CanWest Global Communications Corp., CanWest Media Inc., CanWest Direction Ltd., Israel Asper and R.M. Asper.